Exhibit 99.1

VINCE HOLDING CORP. REPORTS FIRST QUARTER 2026 RESULTS

Net Sales Increased 10.5% to $64.0 Million vs. 1Q25

Raises Full Year Fiscal 2026 Guidance

NEW YORK, New York – June 16, 2026 – Vince Holding Corp. (Nasdaq: VNCE) ("VNCE" or the "Company"), a global retail platform, today reported its financial results for the first quarter ended May 2, 2026.

Brendan Hoffman, Chief Executive Officer of VNCE said, “We delivered strong first quarter results that demonstrate the powerful momentum we’ve built is not only sustained but accelerating. Net sales grew 10.5%, with direct-to-consumer up 15.6% and wholesale increasing 5.9% demonstrating strength across our entire business. Our strategic investments in customer experience are paying off, fueling double-digit growth in both new and reactivated customers and supporting healthy full-price selling."

Mr. Hoffman continued, "We’re executing with discipline and precision across our business. The strength we’ve established has carried into the second quarter, reinforcing my confidence in our trajectory. With our strategic foundation firmly in place and a talented team driving product and execution, we are raising our full year guidance and remain focused on driving sustained profitable growth and creating long-term shareholder value."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures.

For the first quarter ended May 2, 2026:

•
Total Company net sales increased 10.5% to $64.0 million compared to $57.9 million in the first quarter of fiscal 2025. The year-over-year increase was driven by a 15.6% increase in the direct-to-consumer segment and a 5.9% increase in the wholesale segment.
•
Gross profit was $32.4 million, or 50.6% of net sales, compared to gross profit of $29.2 million, or 50.3% of net sales, in the first quarter of fiscal 2025. The increase in gross margin rate was primarily driven by approximately 130 basis points due to the favorable impact from higher pricing and 100 basis points due to the favorable impact of lower discounting, largely offset by the unfavorable impact of higher tariffs.
•
Selling, general, and administrative expenses were $35.0 million, or 54.7% of sales, compared to $33.6 million, or 58.0% of sales, in the first quarter of fiscal 2025. The increase in SG&A dollars was primarily driven by higher benefit costs as well as marketing and advertising costs.
•
Loss from operations was $2.6 million compared to loss from operations of $4.4 million in the same period last year.
•
Income tax benefit was $0.4 million compared to an income tax expense of $0 in the same period last year. The benefit is due to the impact of applying the Company's estimated annual effective tax rate to the year-to-date ordinary pre-tax loss.
•
Net loss was $2.1 million or $(0.16) per share compared to net loss of $4.8 million or $(0.37) per share in the same period last year.
•
Adjusted EBITDA* was $(1.1) million compared to $(3.0) million in the same period last year.
•
The Company ended the quarter with 54 company-operated Vince stores, a net decrease of 4 stores since the first quarter of fiscal 2025.

First Quarter Review

•
Net sales increased 10.5% to $64.0 million as compared to the first quarter of fiscal 2025.
•
Wholesale segment sales increased 5.9% to $32.1 million compared to the first quarter of fiscal 2025.
•
Direct-to-consumer segment sales increased 15.6% to $32.0 million compared to the first quarter of fiscal 2025.
•
Income from operations excluding unallocated corporate expenses was $12.0 million compared to income from operations of $8.6 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	May 2,	May 3,
(in thousands)	2026	2025
Net Sales:
Vince Wholesale	$32,066	$30,290
Vince Direct-to-consumer	31,969	27,643
Total net sales	$64,035	$57,933

Income (loss) from operations:
Vince Wholesale	$10,134	$9,397
Vince Direct-to-consumer	1,847	(800)
Total segment income from operations	11,981	8,597
Unallocated corporate (1)	(14,628)	(13,035)
Total loss from operations	$(2,647)	$(4,438)

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the first quarter of fiscal 2026, total borrowings under the Company's debt agreements totaled $29.1 million and the Company had $31.2 million of excess availability under its revolving credit facility.

Net inventory at the end of the first quarter of fiscal 2026 was $70.8 million compared to $62.3 million at the end of the first quarter of fiscal 2025. The year-over-year increase in inventory includes approximately $4.5 million of higher inventory carrying value due to tariffs.

During the quarter ended May 2, 2026, the Company did not make any offerings or sales of shares of common stock under the Virtu At-the-Market Offering. At May 2, 2026, $0.9 million was available under the Virtu At-the-Market Offering.

Outlook

For the second quarter of fiscal 2026 the Company expects the following:

• Net sales to increase approximately 10% to 12% compared to the prior year period.

• Adjusted operating income as a percentage of net sales to be approximately 6.5% to 7.0%.

• Adjusted EBITDA as a percentage of net sales to be approximately 8.0% to 8.5%.

For fiscal 2026 the Company expects the following:

• Net sales to increase approximately 7% to 8% compared to the prior year.

• Adjusted operating income as a percentage of net sales to be approximately 4% to 4.5%.

• Adjusted EBITDA as a percentage of net sales to be approximately 5.5% to 6.0%.

Following the Supreme Court’s decision striking down certain tariffs imposed under the International Emergency Economic Powers Act, (“IEEPA”), the Company’s outlook assumes a 10 percent rate for applicable inventory receipts under Section 122 of the Trade Act of 1974. The Company’s outlook does not consider potential tariff refunds resulting from the Supreme Court’s decision on the IEEPA tariffs.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the three months ended May 2, 2026 and May 3, 2025, adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, share-based compensation, and capitalized cloud computing amortization.

The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the first quarter results will be held today, June 16, 2026, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, Yuji Okumura. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 461-5787, conference ID 639507707. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail platform that operates the Vince brand women's and men's ready-to-wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for everyday effortless style. Vince Holding Corp. operates 41 full-price retail stores, 12 outlet stores, and its e-commerce site, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: changes to and unpredictability in the trade policies and tariffs imposed by the U.S. and the governments of other nations; general economic conditions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; restrictions on our operations under our credit facilities; our ability to improve our profitability; our ability to maintain our larger wholesale partners; our ability to accurately forecast customer demand for our products; our ability to maintain the license agreement relating to the Vince brand with ABG Vince; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to realize the benefits of our strategic initiatives; our ability to make lease payments when due; our ability to open retail stores under favorable lease terms and operate and maintain new and existing retail stores successfully; our operating experience and brand recognition in international markets; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; competition in the apparel and fashion industry; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; the protection and enforcement of intellectual property rights relating to the Vince brand; the extent of our foreign sourcing; our reliance on independent manufacturers; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the ethical business and compliance practices of our independent manufacturers; our ability to mitigate system or data security issues, such as cyber or malware attacks, as well as other major system failures; our ability to adopt, optimize and improve our information technology systems, processes and functions; our ability to comply with privacy-related obligations; our status as a "controlled company"; our status as a "smaller reporting company"; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries		Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended
	May 2,	May 3,
	2026	2025
Net Sales	$64,035	$57,933
Cost of products sold	31,643	28,770
Gross profit	32,392	29,163
as a % of net sales	50.6%	50.3%
Selling, general and administrative expenses	35,039	33,601
as a % of net sales	54.7%	58.0%
Loss from operations	(2,647)	(4,438)
as a % of net sales	(4.1)%	(7.7)%
Interest expense, net	644	856
Other (income)	(103)	—
Loss before income taxes and equity in net income of equity method investment	(3,188)	(5,294)
Benefit for income taxes	(408)	—
Loss before equity in net income of equity method investment	(2,780)	(5,294)
Equity in net income of equity method investment	679	491
Net loss	$(2,101)	$(4,803)
Loss per share:
Basic loss per share	$(0.16)	$(0.37)
Diluted loss per share	$(0.16)	$(0.37)
Weighted average shares outstanding:
Basic	12,846,848	12,820,338
Diluted	12,846,848	12,820,338

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	May 2,	January 31,	May 3,
	2026	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$762	$498	$2,588
Trade receivables, net	18,533	30,482	23,009
Inventories, net	70,808	66,240	62,260
Prepaid expenses and other current assets	6,775	3,770	7,598
Total current assets	96,878	100,990	95,455
Property and equipment, net	7,575	7,939	8,096
Operating lease right-of-use assets	90,755	90,874	88,011
Equity method investment	20,732	21,451	22,179
Other assets	3,852	3,787	4,216
Total assets	$219,792	$225,041	$217,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,470	$25,921	$27,407
Accrued salaries and employee benefits	4,727	10,811	9,309
Other accrued expenses	9,644	14,800	9,429
Short-term lease liabilities	14,733	16,391	14,592
Total current liabilities	55,574	67,923	60,737
Long-term debt	29,127	19,462	34,749
Long-term lease liabilities	85,913	86,535	84,211
Deferred income tax liability and other liabilities	1,021	1,021	1,093
Stockholders' equity	48,157	50,100	37,167
Total liabilities and stockholders' equity	$219,792	$225,041	$217,957

Vince Holding Corp. and Subsidiaries		Exhibit (3)
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, amounts in thousands)

	Three Months Ended
	May 2,	May 3,
	2026	2025
Net loss	$(2,101)	$(4,803)
Interest expense, net	644	856
Benefit for income taxes	(408)	—
Depreciation and amortization	616	761
Share-based compensation	91	146
Capitalized cloud computing amortization	25	12
Adjusted EBITDA	$(1,133)	$(3,028)